Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 2-87754; 33-20027; 33-28609; 33-45453; 33-48239; 33-55814; 33-61441; 33-61445; 333-08721; 333-45307; 333-59841; 333-61163; 333-66891; 333-86863; 333-86869; 333-53102; 333-53104; 333-72904; 333-102502; 333-102503; 333-103468; 333-103472; 333-104955; 333-118761; and 333-126788) and on Form S-3 (File Nos. 333-00151; 333-33298; 333-34674; 333-68922; 333-91888; 333-100156; 333-123272; 333-130621; and 333-132074) of Legg Mason, Inc. of our report dated May 30, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCooopers LLP

Baltimore, Maryland

May 30, 2007